(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Series Fund, Inc.

We consent to the use of our report dated July 26, 2011, incorporated herein by reference, for ING Core Equity Research Fund, ING Corporate Leaders 100 Fund, ING Small Company Fund, ING Tactical Asset Allocation Fund, ING Index Plus LargeCap Fund, ING Index Plus MidCap Fund, and ING Index Plus SmallCap Fund, each a series of ING Series Fund, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

September 27, 2011